Exhibit 99

August 1, 2012

Dear Shareholder:

Enclosed (unless you have requested direct deposit) is your $.03 per share dividend for August 1, 2012.

For the second quarter of 2012 we earned $936,000. This is a nice improvement over the second quarter of 2011 when we earned $523,000. The additional $413,000 is a 79% increase in profit.

For the first half of 2012 we earned $2,229,000. This, also, was a nice improvement over the first half of 2011 when we earned $1,276,000. The $953,000 represents a 75% increase in profit.

The major improvement continues to come from decreases in the provision for loan loss. The amount we placed into the reserve for the first half of 2012 was $3,865,000, compared to $5,700,000 in the first half of last year. The after-tax impact of this reduction is approximately $1,211,000.

The total amount of our loans at the end of the second quarter was $752,078,000, compared to $764,011,000 at year-end 2011. As we have mentioned in the past, loan balances can fluctuate seasonally, and we saw a similar decrease between year-end 2010 and June 30, 2011. The same can be said for deposits, which were $897,254,000 at the end of the first half 2012 compared to $901,246,000 at year end 2011.

Information from the latest Federal Reserve’s Uniform Bank Performance Reporting, which is now available through the first quarter, indicates that our interest margin to average earning assets is 4.23%, while our peers’ margin is 3.71%. This remains very strong. Our non-interest income was 1.04% of average assets versus peer of .99%. Our overhead expenses to average assets are 3.21% compared to our peers’ 3.10%. As we have stated in the past, this number is slightly higher due to operating small rural branches, but it is this branch network that provides less expensive deposits and contributes to our exceptional interest margin. We continue to believe that our ability to generate core earnings remains strong. Our net income for the first quarter was .46% of average assets while our peers’ was .77%, but the main difference is that we have placed more dollars into the reserve than our peers.

Our philosophy on the reserve continues to be conservative. We reserve against challenged loans and then work with the customers. The alternative would be to use the reserve to write the loans down in value and sell them at a discount or immediately foreclose. As a community organization we feel we should work with the people in our communities as much as possible. We also believe that, over the long term, this will lead to lower losses.

We continue to see opportunities in lending. Our lenders are working diligently to generate new loans throughout our markets. At the end of June our pipeline of pending loans totaled approximately $46,000,000. Through June we have closed $16,549,000 in residential mortgages. Almost all of the residential loans are sold in the secondary market, so they do not appear in the loan totals above. With 30 year fixed rates at approximately 3.7%, we cannot afford the interest rate risk of keeping these mortgages on our books. We do, however, earn fee income when these loans are sold, and, after the sale, we continue to earn servicing income as well as maintain other relationships with the customer.

We all hear and see similar economic news. The news seems to bounce back and forth every day between positive and negative. Some of our customers are indicating that they see slowing business, while others report that they cannot keep up with orders. We remain optimistic but are also cautious in thoroughly examining new loan opportunities. Over the last four years we have built a robust team that can take care of our existing customers, search out new customers, but also quickly react if there is a another economic slowdown.

On a final note, our Wealth Management department has recently achieved GIPS certification. GIPS stands for Global Investment Performance Standards. To get this difficult to obtain industry certification, investment advisors must prove their reported performance results. Anyone in the wealth management or trust business can make claims about their performance returns, but ours have now been verified in compliance with GIPS. Few organizations have GIPS certification. I would encourage you to call our Senior Vice President George Steinemann at 419-627-4530 for more information about this or any of your wealth management needs.

As always, if you have any questions, a call is always welcomed.

Very truly yours,

James O. Miller
President & C.E.O.

Cautionary Statement Regarding Forward-Looking Information

Comments made in this letter include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Although management believes that the expectations reflected in the forward-looking statements are reasonable, actual results or future events could differ, possibly materially, from those anticipated in these forward-looking statements. The forward-looking statements speak only as of the date of this letter, and First Citizens Banc Corp assumes no duty to update any forward-looking statements to reflect events or circumstances after the date of this letter, except to the extent required by law.